SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                  -------------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                 SUSSEX BANCORP
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             (Exact name of registrant as specified in its charter)


       New Jersey                                           22-3475473
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(State of incorporation                                 (I.R.S. employer
 or organization                                        identification no.)


 399 Route 23, Franklin, New Jersey                           07416
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(Address of principal executive offices)                   (zip code)


If this form relates to the                      If this form relates to the
registration of a class of                       registration of a class of
debt securities and is                           debt securities and is to
effective upon filing                            become effective simulta-
pursuant to General                              neously with the effectiveness
Instruction A(c)(1) please                       of a concurrent registration
check the following box. [ ]                     statement under the Securities
                                                 Act of 1933 pursuant to
                                                 General Instruction A(c)(2)
                                                 please check the following
                                                 box. [ ]


       Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                             Name of each exchange on which
to be so registered:                            each class is to be registered:
--------------------                            -------------------------------

Common stock, no par value                          American Stock Exchange


       Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
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                                (Title of class)

Item 1.  Description of Registrant's Securities to be Registered.

         The securities to be registered consist of the common stock, no par value (the "Common Stock"), of Sussex Bancorp (the "Registrant"). The Common Stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In connection with the listing of the Common Stock on the American Stock Exchange, the Registrant is registering the Common Stock under Section 12(b) of the Exchange Act. The following is a description of the Common Stock:

Capital Structure

         The Registrant's certificate of incorporation provides for an authorized capitalization consisting of 5,000,000 shares of common stock, without par value. The Registrant has 695,988 shares of common stock outstanding, leaving 4,304,012 shares of authorized common stock available to be issued when and if the Board of Directors of the Registrant determines it is advisable to do so. Under New Jersey law, the Board of Directors is generally empowered to issue authorized common stock without shareholder approval.

Dividend Rights

         The holders of the Registrant's common stock are entitled to dividends, when, as, and if declared by the Registrant's Board of Directors, subject to the restrictions imposed by New Jersey law. The only statutory limitation applicable to the Registrant is that dividends may not be paid if the Registrant is insolvent. However, as a practical matter, unless the Registrant expands its activities, its only source of income will be the earnings of the Sussex County State Bank, its subsidiary (the "Bank"). Under the New Jersey Banking Act of 1948, dividends may be paid only if, after the payment of the dividend, the capital stock of the Bank will be unimpaired and either the Bank will have a surplus of not less than 50% of its capital stock or the payment of the dividend will not reduce the Bank's surplus.

Voting Rights

         Each share of the Common Stock is entitled to one vote per share. Cumulative voting is not permitted. Under New Jersey corporate law, the affirmative vote of a majority of the votes cast is required to approve any merger, consolidation or disposition of substantially all of the Registrant's assets.

Preemptive Rights

         Under New Jersey law, shareholders may have preemptive rights if these rights are provided in the certificate of incorporation. The Certificate of Incorporation of the Registrant does not provide for preemptive rights.

Appraisal Rights

         Under New Jersey law, dissenting shareholders of the Registrant will have appraisal rights (subject to the broad exception set forth in the next sentence) upon certain mergers or consolidations. Appraisal rights are not available in any such transaction if shares of the corporation are listed for trading on a national securities exchange or held of record by more than 1,000 holders. In addition, appraisal rights are not available to shareholders of an acquired corporation if, as a result of the transaction, shares of the acquired corporation are exchanged for any of the following: (1) cash; (ii) any securities listed on a national securities exchange or held of record by more than 1,000 holders; or (iii) any combination of the above. New Jersey law also provides that a corporation may grant appraisal rights in other types of transactions or regardless of the consideration received by providing for such rights in its Certificate of Incorporation. The Registrant's Certificate of Incorporation does not provide appraisal rights beyond those called for under New Jersey law.

Directors

         Under New Jersey law and the Registrant's Certificate of Incorporation, the Registrant is to have a minimum of three directors and maximum of 25, with the number of directors at any given time to be fixed by the Board of Directors.

Indemnification

         The Certificate of Incorporation of the Registrant provides that the Registrant will indemnify any person who was or is a party to any threatened, pending or completed action, whether civil or criminal, administrative or investigative by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving as a director or officer of any other entity at the request of the Registrant against expenses, judgments, fines and amounts paid in settlement incurred by such person in connection with such action, provided that the director or officer acted in good faith in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In addition, in the event that such action is in the name of the Registrant, a director or officer may not be indemnified if he is found liable to the Registrant unless a court determines that, despite the finding of liability, the officer or director is fairly and reasonably entitled to indemnification.

Limitation of Liability

         The Certificate of Incorporation of the Registrant contains provisions which may limit the liability of any director or officer of the Registrant to the Registrant or its shareholders for damages for an alleged breach of any duty owed to the Registrant or its shareholders. This limitation will not relieve an officer or director from liability based on any act or omission (i) which was in breach of such person's duty of loyalty to the Registrant or its shareholders;
(ii) which was not in good  faith or  involved a knowing  violation  of law;  or
(iii) which resulted in receipt by such officer or director of an improper personal benefit. These provisions are explicitly permitted by New Jersey law.

Shareholders Protection Act

         A provision of New Jersey law, the New Jersey Shareholders Protection Act (the "Shareholders Act") prohibits certain transactions involving an "interested stockholder" and a company. An "interested stockholder" is generally defined as one who is the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding stock of the corporation. The Shareholders Act prohibits certain business combinations between an interested stockholder and a New Jersey corporation subject to the Shareholders Act for a period of five years after the date the interested stockholder acquired his stock, unless the transaction was approved by the corporation's board of directors prior to the time the interested stockholder acquired their shares. After the five year period expires, the prohibition on business combinations with an interested stockholder continues unless certain conditions are met. The conditions include (i) that the business combination is approved by the Board of Directors of the target corporation; (ii) that the business combination is approved by a vote of two-thirds of the voting stock not owed by the interested shareholder; and (iii) that the shareholders of the corporation receive a price in accordance with a fair price formula set forth in the statute. The Shareholders Act as applicable to the Registrant could inhibit unsolicited offers to acquire the Registrant.

Restrictions on Acquisitions of the Registrant

         The Certificate of Incorporation of the Registrant permits the Board of Directors, consistent with their fiduciary duty and as already permitted by statute, to consider, in connection with any proposed acquisition of the corporation, any fact which the Board of Directors deems relevant, including the communities which the Registrant serves. This provision, along with the provisions of the Shareholders Act described above could have the effect of delaying, deferring or preventing a change in control of the Registrant.

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant is duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                                       SUSSEX BANCORP


Date: January 15, 1998                           By: /s/Candace E. Leatham
                                                     -----------------------
                                               Name: Candace E. Leatham
                                              Title: Senior Vice President
                                                     and Chief Financial Officer